Subsidiaries of Great-West Life & Annuity Insurance Company

Subsidiary	Jurisdiction of Incorporation or Organization

Advised Assets Group, LLC	Colorado
Empower Holdings, LLC	Delaware
Empower Insurance Agency, LLC	Colorado
Empower Retirement, LLC	Colorado
Great-West Capital Management, LLC	Colorado
Great-West Financial Retirement Plan Services, LLC	Delaware
Great-West Trust Company, LLC	Colorado
Great-West Life & Annuity Insurance Company of New York	New York
Great-West Life & Annuity Insurance Company of South Carolina	South Carolina
GWFS Equities, Inc.	Delaware
Lottery Receivable Company One LLC	Delaware
LR Company II, L.L.C.	Delaware